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                                                                     EXHIBIT 21


         SUBSIDIARIES OF SOUTHERN ENERGY HOMES, INC.


DIRECT SUBSIDIARIES:

1.       Al/Tex Homes, Inc., d/b/a Southern Energy Homes of Texas.

2.       Southern Energy Homes of North Carolina, Inc. d/b/a Imperial Homes.

3.       WENCO Finance, Inc.

4.       MH Transport, Inc.

5.       Southern Energy Homes of Pennsylvania, Inc. d/b/a Energy Homes.

6.       Southern Energy Homes Retail Corp.

7.       Southern Energy Homes S.C. Retail Corp.

INDIRECT SUBSIDIARIES:

1. BR Agency, Inc., a wholly owned subsidiary of Southern Energy Homes Retail Corp.


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